EXHIBIT 99.1

Custom Truck One Source, Inc. Reports Second Quarter 2025 Results and Reaffirms 2025 Guidance
KANSAS CITY, Mo. July 30, 2025 – (BUSINESS WIRE) – Custom Truck One Source, Inc. (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail, forestry, waste management and other infrastructure-related end markets, today reported financial results for the three and six months ended June 30, 2025.
CTOS Second-Quarter Highlights
•Total revenue of $511.5 million, an increase of $88.5 million, or 20.9%, compared to the second quarter of 2024
•Gross profit of $102.5 million, an increase of $13.3 million, or 14.9%, compared to the second quarter of 2024
•Adjusted Gross Profit of $156.5 million, an increase of $22.7 million, or 17.0%, compared to the second quarter of 2024
•Net loss of $28.4 million, an increase of $3.9 million, or 15.9%, compared to the second quarter of 2024
•Adjusted EBITDA of $93.4 million, an increase of $13.4 million, or 16.7%, compared to the second quarter of 2024
•Increased Average OEC on rent by $162.5 million, or 15.6%, compared to the second quarter of 2024

“In the second quarter, we achieved strong year-over-year revenue growth of 21% and adjusted EBITDA growth of 17%, driven by growth in every segment. We continue to see steady performance in our core T&D market, carrying forward our solid first quarter performance into the second quarter. This resulted in significant year-over-year increases in rental revenue and rental asset sales within our ERS segment of 17% and 40%, respectively. For the quarter, our rental fleet saw average utilization of just under 78%, a significant improvement versus the same period last year and in line with our expectations. Average OEC on rent for the second quarter was more than $160 million higher than the same period last year and we ended the quarter with total OEC of $1.56 billion. This was up sequentially from the end of last quarter and the highest in our history, which we anticipate will support our expected growth within ERS for the remainder of 2025 and into 2026,” said Ryan McMonagle, Chief Executive Officer of CTOS. “TES sales were up more than 22% year-over-year and achieved the second highest quarter of sales ever. Sustained, robust demand for vocational vehicles across our end markets, particularly intra-quarter demand from local and regional customers, continues to drive the performance within the TES segment. Signed orders in the quarter were up 30% on a year-over-year basis and we continue to believe that this current strong pace of customer orders and our existing TES backlog position us well to achieve the growth we expect in the segment this year. Given current market conditions and ongoing customer conversations regarding demand for the second half of 2025, we continue to believe Custom Truck is well-positioned to benefit from secular tailwinds driven by data center investments, electrification, and utility grid upgrades. As a result, we are reaffirming our 2025 guidance,” McMonagle added.

Summary Actual Consolidated Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2025
(in $000s)	2025	2024	2025	2024
Rental revenue	$120,814	$102,997	$237,075	$209,168	$116,261
Equipment sales	356,112	285,633	629,975	558,235	273,863
Parts sales and services	34,557	34,383	66,665	66,917	32,108
Total revenue	511,483	423,013	933,715	834,320	422,232
Gross Profit	$102,542	$89,267	$188,078	$179,976	$85,536
Adjusted Gross Profit[1]	$156,549	$133,852	$292,176	$268,305	$135,627
Net Income (Loss)	$(28,380)	$(24,478)	$(46,171)	$(38,813)	$(17,791)
Adjusted EBITDA[1]	$93,428	$80,056	$166,854	$157,432	$73,426
1 - Each of Adjusted Gross Profit and Adjusted EBITDA is a non-GAAP measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles (“GAAP”) are included at the end of this press release.
Summary Actual Financial Results by Segment
Our results are reported for our three segments: Equipment Rental Solutions (“ERS”), Truck and Equipment Sales (“TES”) and Aftermarket Parts and Services (“APS”). ERS encompasses our core rental business, inclusive of sales of used rental equipment to our customers. TES encompasses our specialized truck and equipment production and new equipment sales activities. APS encompasses sales and rentals of parts, tools, and other supplies to our customers, as well as our aftermarket repair service operations.

Equipment Rental Solutions

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2025
(in $000s)	2025	2024	2025	2024
Rental revenue	$117,728	$100,699	$230,693	$203,987	$112,965
Equipment sales	52,744	37,712	94,127	70,452	41,383
Total revenue	170,472	138,411	324,820	274,439	154,348
Cost of rental revenue	30,328	29,281	60,716	59,081	30,388
Cost of equipment sales	40,396	25,792	71,403	49,890	31,007
Depreciation of rental equipment	53,303	43,581	102,627	86,278	49,324
Total cost of revenue	124,027	98,654	234,746	195,249	110,719
Gross profit	$46,445	$39,757	$90,074	$79,190	$43,629
Adjusted Gross Profit[1]	$99,748	$83,338	$192,701	$165,468	$92,953
1 - ERS Adjusted Gross Profit is a non-GAAP measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles (“GAAP”) are included at the end of this press release.
Truck and Equipment Sales

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2025
(in $000s)	2025	2024	2025	2024
Equipment sales	$303,368	$247,921	$535,848	$487,783	$232,480
Cost of equipment sales	256,276	205,526	453,746	402,228	197,470
Gross profit	$47,092	$42,395	$82,102	$85,555	$35,010
Aftermarket Parts and Services

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2025
(in $000s)	2025	2024	2025	2024
Rental revenue	$3,086	$2,298	$6,382	$5,181	$3,296
Parts and services revenue	34,557	34,383	66,665	66,917	32,108
Total revenue	37,643	36,681	73,047	72,098	35,404
Cost of revenue	27,934	28,562	55,674	54,816	27,740
Depreciation of rental equipment	704	1,004	1,471	2,051	767
Total cost of revenue	28,638	29,566	57,145	56,867	28,507
Gross profit	$9,005	$7,115	$15,902	$15,231	$6,897
Summary Combined Operating Metrics

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2025
(in $000s)	2025	2024	2025	2024
Ending OEC(a) (as of period end)	$1,560,704	$1,457,955	$1,560,704	$1,457,955	$1,548,210
Average OEC on rent(b)	$1,207,231	$1,044,683	$1,192,333	$1,055,189	$1,177,271
Fleet utilization(c)	77.6%	71.7%	77.3%	72.4%	76.9%
OEC on rent yield(d)	38.6%	40.0%	38.3%	40.3%	38.5%
Sales order backlog(e) (as of period end)	$334,805	$478,244	$334,805	$478,244	$420,149
(a) Ending OEC — Ending original equipment cost (“OEC”) is the original equipment cost of units at the end of the measurement period.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.

(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For periods of less than 12 months, the ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for customized and stock equipment. Sales order backlog should not be considered an accurate measure of future net sales.
Management Commentary
Second quarter 2025 consolidated rental revenue increased 17.3% compared to the second quarter of 2024 due to higher average OEC on rent and fleet utilization. Consolidated equipment sales increased 24.7% compared to the second quarter of 2024, primarily driven by an increase in new equipment sales. Consolidated parts sales and service revenue remained flat year-over-year.
The 16.9% increase in ERS segment rental revenue in the second quarter of 2025 compared to the second quarter of 2024 was the result of improved fleet utilization (which increased to 77.6% compared to 71.7%) driven by increased rental volume, with average OEC on rent increasing by 16% year-over-year. Compared to the second quarter of 2024, rental equipment sales increased 39.9% in the second quarter of 2025. ERS gross profit and adjusted gross profit increased 16.8% and 19.7%, respectively, in the second quarter of 2025 compared to the second quarter of 2024.
Revenue in our TES segment increased 22.4% in the second quarter of 2025 compared to the second quarter of 2024 driven by robust demand for vocational vehicles across our end markets, particularly intra-quarter demand from local and regional customers. Gross profit increased by 11.1% in the second quarter of 2025 compared to the second quarter of 2024. While our TES backlog was down 9% compared to the fourth quarter of 2024, it remains within our expected range of four to six months.
APS segment revenue in the second quarter of 2025 increased by 2.6% compared to the second quarter of 2024 due to an increase in rental revenue. Gross profit margin increased due to the increase in rental revenue.
The increase in net loss in the second quarter of 2025 compared to the second quarter of 2024, was primarily due to higher income tax expense. Income tax expense for the six-month period ended June 30, 2025 was $9.8 million. Income tax expense for the quarterly ended June 30, 2025 reflects an adjustment for the change to our estimated annual effective tax rate resulting from changes in expected taxable income in differing taxing jurisdictions. Despite this change, we expect annual cash taxes to be paid to remain at levels consistent with previous years.
Adjusted EBITDA for the second quarter of 2025 was $93.4 million, a 16.7% increase compared to the second quarter of 2024, which was largely driven by increased gross profit and lower interest expense on variable-rate floor plan liabilities from lower inventory levels.
As of June 30, 2025, cash and cash equivalents was $5.3 million, Total Debt outstanding was $1,630.7 million, Net Debt was $1,625.4 million and Net Leverage Ratio was 4.66x. Availability under the senior secured credit facility was $275.7 million as of June 30, 2025, and based on our borrowing base, we have an additional $231.1 million of suppressed availability that we can potentially utilize by upsizing our existing facility.

OUTLOOK
We are reaffirming our full-year revenue and Adjusted EBITDA1, 4 guidance for 2025 at this time. With record new sales in the quarter and average OEC on rent up more than $160 million, or 16%, in the second fiscal quarter compared to the same period last year, we continue to expect 2025 to be a year of double-digit revenue and adjusted EBITDA growth. The TES segment continues to benefit from a good macro demand environment as well as our strong relationships with our key customers, and chassis and attachment suppliers. While our backlog was down in the quarter, our intra-quarter order flow remains quite strong, particularly among local and regional customers, with signed orders from this portion of our customer base up more than 45% on a year-over-year basis in the quarter, driving overall year-over-year signed order growth of just under 35%. After the volatility in our ERS segment rental markets in 2024, primarily in the transmission and distribution utility market, we have experienced strong demand in our rental business over the past three fiscal quarters. We continue to focus on further penetrating the vocational rental market and believe the ERS outlook from our rental customers for long-term demand and growth will be strong. Given the strong demand environment, we expect to grow our rental fleet (based on net OEC) by at least mid-single digits by the end of the year. Regarding TES, supply chain improvements, healthy, but improved inventory levels exiting 2024, normalized backlog levels, and strong order flow will continue to allow us to generate double-digit revenue growth in 2025. Further, despite a tactical investment in inventory during the first half of the year to mitigate the impact of new tariffs, we expect to make progress on unwinding our significant strategic investment in inventory levels over the last two years by the end of the year. As a result, we expect to generate meaningful free cash flow in 2025, setting a target to generate more than $50 million of levered free cash flow2, 4 and deliver a meaningful reduction in our net leverage ratio3, 4 by the end of the fiscal year.

2025 Consolidated Outlook
Revenue	$1,970 million	—	$2,060 million
Adjusted EBITDA[1,4]	$370 million	—	$390 million

2025 Revenue Outlook by Segment
ERS	$660 million	—	$690 million
TES	$1,160 million	—	$1,210 million
APS	$150 million	—	$160 million
1 - Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about Adjusted EBITDA.
2 - Levered Free Cash Flow is defined as net cash provided by operating activities, less cash flow for investing activities, excluding acquisitions, plus acquisition of inventory through floor plan payables – non-trade less repayment of floor plan payables – non-trade, both of which are included in cash flow from financing activities in our Consolidated Statements of Cash Flows.
3 - Net leverage ratio is a non-GAAP performance measure used by management, and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about net leverage ratio.
4 - CTOS is unable to present a quantitative reconciliation of its forward-looking Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio for the year ending December 31, 2025 to their respective most directly comparable GAAP financial measure due to the high variability and difficulty in predicting certain items that affect such GAAP measures including, but not limited to, customer buyout requests on rentals with rental purchase options and income tax expense. Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio should not be used to predict their respective most directly comparable GAAP measure as the differences between the respective measures are variable and unpredictable.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 9:00 a.m. ET on July 31, 2025, to discuss its second quarter 2025 financial results. A webcast will be publicly available at: investors.customtruck.com. To listen by phone, please dial 1-800-715-9871 or 1-646-307-1963 and provide the operator with conference ID 9155613. A replay of the call will be available until 11:59 p.m. ET, Thursday, August 7, 2025, by dialing 1-800-770-2030 or 1-609-800-9909 and entering passcode 9155613.
ABOUT CTOS
CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications, and rail markets in North America, with a differentiated “one-stop-shop” business model. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade, and installation of critical infrastructure assets, including electric lines, telecommunications networks, and rail systems. The Company's coast-to-coast rental fleet of approximately 10,300 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools, and accessories. For more information, please visit customtruck.com.

FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “suggests,” “plans,” “targets,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: increases in labor costs, changes in U.S. trade policy including tariffs, our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner, and our inability to manage our rental equipment in an effective manner; competition in the equipment dealership and rental industries; our sales order backlog may not be indicative of the level of our future revenues; increases in unionization rate in our workforce; our inability to attract and retain key personnel, including our management and skilled technicians; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for sale as inventory; and aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; disruptions in our supply chain; our business may be impacted by government spending; we may experience losses in excess of our recorded reserves for receivables; uncertainty relating to macroeconomic conditions, unfavorable conditions in the capital and credit markets and our customers’ inability to obtain additional capital as required; increases in price of fuel or freight; regulatory, technological advancement, or other changes in our core end-markets may affect our customers’ spending; our strategic initiatives including acquisitions and divestitures may not be successful and may divert our management’s attention away from operations and could create general customer uncertainty; the interest of our majority stockholder, which may not be consistent with the other stockholders; volatility of our common stock market price; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by our debt agreements; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; disruptions or security compromises affecting our information technology systems or those of our critical services providers could adversely affect our operating results by subjecting us to liability, and limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, or implement strategic initiatives; we are subject to complex laws and regulations, including environmental and safety regulations that can adversely affect cost, manner or feasibility of doing business; we are subject to a series of risks related to climate change; and increased attention to, and evolving expectations for, sustainability and environmental, social and governance initiatives. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
(816) 723 - 7906
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2025
(in $000s except per share data)	2025	2024	2025	2024
Revenue
Rental revenue	$120,814	$102,997	$237,075	$209,168	$116,261
Equipment sales	356,112	285,633	629,975	558,235	273,863
Parts sales and services	34,557	34,383	66,665	66,917	32,108
Total revenue	511,483	423,013	933,715	834,320	422,232
Cost of Revenue
Cost of rental revenue	30,338	29,295	60,738	59,120	30,400
Depreciation of rental equipment	54,007	44,585	104,098	88,329	50,091
Cost of equipment sales	296,672	231,318	525,149	452,118	228,477
Cost of parts sales and services	27,924	28,548	55,652	54,777	27,728
Total cost of revenue	408,941	333,746	745,637	654,344	336,696
Gross Profit	102,542	89,267	188,078	179,976	85,536
Operating Expenses
Selling, general and administrative expenses	59,165	55,697	118,616	113,692	59,451
Amortization	6,911	6,692	13,591	13,270	6,680
Non-rental depreciation	3,232	3,360	6,572	6,280	3,340
Transaction expenses and other	5,303	5,844	8,963	10,690	3,660
Total operating expenses	74,611	71,593	147,742	143,932	73,131
Operating Income	27,931	17,674	40,336	36,044	12,405
Other Expense
Interest expense, net	40,204	42,401	79,117	80,316	38,913
Financing and other expense (income)	(1,371)	(3,319)	(2,387)	(6,581)	(1,016)
Total other expense	38,833	39,082	76,730	73,735	37,897
Income (Loss) Before Income Taxes	(10,902)	(21,408)	(36,394)	(37,691)	(25,492)
Income Tax Expense (Benefit)	17,478	3,070	9,777	1,122	(7,701)
Net Income (Loss)	$(28,380)	$(24,478)	$(46,171)	$(38,813)	$(17,791)

Net Income (Loss) Per Share
Basic	$(0.13)	$(0.10)	$(0.20)	$(0.16)	$(0.08)
Diluted	$(0.13)	$(0.10)	$(0.20)	$(0.16)	$(0.08)

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in $000s)	June 30, 2025	December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$5,259	$3,805
Accounts receivable, net	188,994	215,873
Financing receivables, net	7,834	8,913
Inventory	1,089,245	1,049,304
Prepaid expenses and other	39,583	23,557
Total current assets	1,330,915	1,301,452
Property and equipment, net	129,335	130,923
Rental equipment, net	1,055,115	1,001,651
Goodwill	705,233	704,806
Intangible assets, net	239,148	252,393
Operating lease assets	103,326	94,696
Other assets	13,852	16,046
Total Assets	$3,576,924	$3,501,967
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$128,613	$88,487
Accrued expenses	87,839	69,349
Deferred revenue and customer deposits	21,474	26,250
Floor plan payables - trade	408,274	330,498
Floor plan payables - non-trade	381,917	470,830
Operating lease liabilities - current	8,409	7,445
Current maturities of long-term debt	23,114	7,842
Total current liabilities	1,059,640	1,000,701
Long-term debt, net	1,589,883	1,519,882
Operating lease liabilities - noncurrent	97,886	88,674
Deferred income taxes	39,388	31,401
Total long-term liabilities	1,727,157	1,639,957
Stockholders' Equity
Common stock	25	25
Treasury stock, at cost	(122,602)	(88,229)
Additional paid-in capital	1,555,309	1,550,785
Accumulated other comprehensive loss	(9,906)	(14,744)
Accumulated deficit	(632,699)	(586,528)
Total stockholders' equity	790,127	861,309
Total Liabilities and Stockholders' Equity	$3,576,924	$3,501,967

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
(in $000s)	2025	2024
Operating Activities
Net income (loss)	$(46,171)	$(38,813)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	128,168	113,958
Amortization of debt issuance costs	2,222	2,879
Provision for losses on accounts receivable	5,008	7,058
Share-based compensation	4,179	6,329
Gain on sales and disposals of rental equipment	(21,599)	(23,589)
Change in fair value of derivative and warrants	—	(527)
Deferred tax expense (benefit)	7,653	270
Changes in assets and liabilities:
Accounts and financing receivables	23,375	24,605
Inventories	(37,760)	(182,751)
Prepaids, operating leases and other	(14,541)	4,853
Accounts payable	39,504	3,138
Accrued expenses and other liabilities	18,368	(20,045)
Floor plan payables - trade, net	77,776	132,304
Customer deposits and deferred revenue	(4,829)	(6,261)
Net cash flow from operating activities	181,353	23,408
Investing Activities
Acquisition of business, net of cash acquired	—	(6,015)
Purchases of rental equipment	(225,299)	(165,214)
Proceeds from sales and disposals of rental equipment	93,967	99,576
Purchase of non-rental property and cloud computing arrangements	(8,475)	(27,035)
Net cash flow for investing activities	(139,807)	(98,688)
Financing Activities
Borrowings under revolving credit facilities	144,269	97,520
Repayments under revolving credit facilities	(56,694)	(62,521)
Proceeds from debt, net issuance costs	—	4,200
Principal payments on long-term debt	(4,523)	(5,259)
Acquisition of inventory through floor plan payables - non-trade	237,812	320,325
Repayment of floor plan payables - non-trade	(326,725)	(256,827)
Repurchase of common stock	(32,575)	(23,014)
Share-based payments	(1,453)	(1,451)
Net cash flow from financing activities	(39,889)	72,973
Effect of exchange rate changes on cash and cash equivalents	(203)	57
Net Change in Cash and Cash Equivalents	1,454	(2,250)
Cash and Cash Equivalents at Beginning of Period	3,805	10,309
Cash and Cash Equivalents at End of Period	$5,259	$8,059

	Six Months Ended June 30,
(in $000s)	2025	2024
Supplemental Cash Flow Information
Interest paid	$77,619	$76,175
Income taxes paid	697	4,105
Non-Cash Investing and Financing Activities
Rental equipment and property and equipment purchases in accounts payable	1,052	1,128
Rental equipment sales in accounts receivable	1,775	8,937

CUSTOM TRUCK ONE SOURCE, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance by excluding items considered to be non-recurring. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense, income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used equipment sold. When inventory or equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. We also include an adjustment to remove the impact of accounting for certain of our rental contracts with customers containing a rental purchase option that are accounted for under GAAP as a sales-type lease. We include this adjustment because we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA are specified by our senior secured credit agreement and the indenture of our senior secured notes.
Adjusted Gross Profit. We present total gross profit excluding rental equipment depreciation (“Adjusted Gross Profit”) as a non-GAAP financial performance measure. This measure differs from the GAAP definition of gross profit, as we do not include the impact of depreciation expense, which represents non-cash expense. We use this measure to evaluate operating margins and the effectiveness of the cost of our rental fleet.
Net Debt. We present the non-GAAP financial measure “Net Debt,” which is total debt (the most comparable GAAP measure, calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) minus cash and cash equivalents. We believe this non-GAAP measure is useful to investors to evaluate our financial position.
Net Leverage Ratio. Net leverage ratio is a non-GAAP performance measure used by management and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. We define net leverage ratio as net debt divided by Adjusted EBITDA for the previous twelve-month period (“last twelve months,” or “LTM”).

CUSTOM TRUCK ONE SOURCE, INC.
ADJUSTED EBITDA RECONCILIATION
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2025
(in $000s)	2025	2024	2025	2024
Net income (loss)	$(28,380)	$(24,478)	$(46,171)	$(38,813)	$(17,791)
Interest expense	26,440	27,003	52,056	52,018	25,616
Income tax expense (benefit)	17,478	3,070	9,777	1,122	(7,701)
Depreciation and amortization	66,426	57,797	128,937	113,958	62,511
EBITDA	81,964	63,392	144,599	128,285	62,635
Adjustments:
Non-cash purchase accounting impact (1)	3,915	5,260	8,096	8,220	4,181
Transaction and integration costs (2)	5,303	5,844	8,963	10,690	3,660
Sales-type lease adjustment (3)	471	1,961	1,017	4,435	546
Share-based payments (4)	1,775	3,599	4,179	6,329	2,404
Change in fair value of derivative and warrants (5)	—	—	—	(527)	—
Adjusted EBITDA	$93,428	$80,056	$166,854	$157,432	$73,426
Adjusted EBITDA is defined as net income (loss), as adjusted for provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization, and further adjusted for the impact of the fair value mark-up of acquired rental fleet, business acquisition and merger-related costs, including integration, the impact of accounting for certain of our rental contracts with customers that are accounted for under GAAP as sales-type lease and stock compensation expense. This non-GAAP measure is subject to certain limitations.
(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our ABL Credit Agreement and Indenture.
(2)    Represents transaction and other costs related to acquisitions of businesses; costs associated with closed operations; costs associated with restructuring and business optimization activities (inclusive of systems establishment costs); employee retention and/or severance costs; costs related to start-up/pre-openings and openings of locations; reconfiguration or consolidation of facilities or equipment conversion costs. These adjustments are presented as adjustments to net income (loss) pursuant to our ABL Credit Agreement and Indenture.
(3)    Represents the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. The adjustments are made pursuant to our ABL Credit Agreement and Indenture. The components of this adjustment are presented in the table below:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2025
(in $000s)	2025	2024	2025	2024
Equipment sales	$(984)	$(1,554)	$(3,145)	$(4,572)	$(2,161)
Cost of equipment sales	949	1,229	2,788	4,051	1,839
Gross margin	(35)	(325)	(357)	(521)	(322)
Interest income	(1,322)	(3,283)	(2,334)	(6,025)	(1,012)
Rental invoiced	1,828	5,569	3,708	10,981	1,880
Sales-type lease adjustment	$471	$1,961	$1,017	$4,435	$546
(4) Represents non-cash share-based compensation expense associated with the issuance of restricted stock units.
(5) Represents the charge to earnings for the change in fair value of the liability for warrants. On July 31, 2024, all of the Company’s stock purchase warrants expired and were unexercised.

Reconciliation of Adjusted Gross Profit
(unaudited)
The following table presents the reconciliation of Adjusted Gross Profit:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2025
(in $000s)	2025	2024	2025	2024
Revenue
Rental revenue	$120,814	$102,997	$237,075	$209,168	$116,261
Equipment sales	356,112	285,633	629,975	558,235	273,863
Parts sales and services	34,557	34,383	66,665	66,917	32,108
Total revenue	511,483	423,013	933,715	834,320	422,232
Cost of Revenue
Cost of rental revenue	30,338	29,295	60,738	59,120	30,400
Depreciation of rental equipment	54,007	44,585	104,098	88,329	50,091
Cost of equipment sales	296,672	231,318	525,149	452,118	228,477
Cost of parts sales and services	27,924	28,548	55,652	54,777	27,728
Total cost of revenue	408,941	333,746	745,637	654,344	336,696
Gross Profit	102,542	89,267	188,078	179,976	85,536
Add: depreciation of rental equipment	54,007	44,585	104,098	88,329	50,091
Adjusted Gross Profit	$156,549	$133,852	$292,176	$268,305	$135,627

Reconciliation of ERS Segment Adjusted Gross Profit and Rental Gross Profit
(unaudited)
The following table presents the reconciliation of ERS segment Adjusted Gross Profit:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2025
(in $000s)	2025	2024	2025	2024
Revenue
Rental revenue	$117,728	$100,699	$230,693	$203,987	$112,965
Equipment sales	52,744	37,712	94,127	70,452	41,383
Total revenue	170,472	138,411	324,820	274,439	154,348
Cost of Revenue
Cost of rental revenue	30,328	29,281	60,716	59,081	30,388
Cost of equipment sales	40,396	25,792	71,403	49,890	31,007
Depreciation of rental equipment	53,303	43,581	102,627	86,278	49,324
Total cost of revenue	124,027	98,654	234,746	195,249	110,719
Gross profit	46,445	39,757	90,074	79,190	43,629
Add: depreciation of rental equipment	53,303	43,581	102,627	86,278	49,324
Adjusted Gross Profit	$99,748	$83,338	$192,701	$165,468	$92,953

The following table presents the reconciliation of Adjusted ERS Rental Gross Profit:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2025
(in $000s)	2025	2024	2025	2024
Rental revenue	$117,728	$100,699	$230,693	$203,987	$112,965
Cost of rental revenue	30,328	29,281	60,716	59,081	30,388
Adjusted Rental Gross Profit	$87,400	$71,418	$169,977	$144,906	$82,577

Reconciliation of Net Debt
(unaudited)
The following table presents the reconciliation of Net Debt:

(in $000s)	June 30, 2025	March 31, 2025
Current maturities of long-term debt	$23,114	$5,966
Long-term debt, net	1,589,883	1,593,176
Deferred financing fees	17,705	18,862
Less: cash and cash equivalents	(5,259)	(5,380)
Net Debt	$1,625,443	$1,612,624

Reconciliation of Net Leverage Ratio
(unaudited)
The following table presents the reconciliation of the Net Leverage Ratio:

	Twelve Months Ended
(in $000s)	June 30, 2025	March 31, 2025
Net Debt (as of period end)	$1,625,443	$1,612,624
Divided by: LTM Adjusted EBITDA (1)	$349,079	$335,707
Net Leverage Ratio	4.66	4.80

(1) The following table presents the calculation of LTM Adjusted EBITDA for the periods ended June 30, 2025 and March 31, 2025:

	Current Year To Date Period	Less: Prior Year To Date Period	Add: Prior Fiscal Year	LTM Adjusted EBITDA
(in $000s)	June 30, 2025	June 30, 2024	December 31, 2024	June 30, 2025
Net income (loss)	$(46,171)	$(38,813)	$(28,655)	$(36,013)
Interest expense	52,056	52,018	105,895	105,933
Income tax expense (benefit)	9,777	1,122	(532)	8,123
Depreciation and amortization	128,937	113,958	235,807	250,786
EBITDA	144,599	128,285	312,515	328,829
Adjustments:				—
Non-cash purchase accounting impact	8,096	8,220	16,833	16,709
Transaction and integration costs	8,963	10,690	17,915	16,188
Sales-type lease adjustment	1,017	4,435	4,559	1,141
Gain on sale leaseback transaction	—	—	(23,497)	(23,497)
Share-based payments	4,179	6,329	11,859	9,709
Change in fair value of warrants	—	(527)	(527)	—
Adjusted EBITDA	$166,854	$157,432	$339,657	$349,079

	Current Year To Date Period	Less: Prior Year To Date Period	Add: Prior Fiscal Year	LTM Adjusted EBITDA
(in $000s)	March 31, 2025	March 31, 2024	December 31, 2024	March 31, 2025
Net income (loss)	$(17,791)	$(14,335)	$(28,655)	$(32,111)
Interest expense	25,616	25,015	105,895	106,496
Income tax expense (benefit)	(7,701)	(1,948)	(532)	(6,285)
Depreciation and amortization	62,511	56,161	235,807	242,157
EBITDA	62,635	64,893	312,515	310,257
Adjustments:				—
Non-cash purchase accounting impact	4,181	2,960	16,833	18,054
Transaction and integration costs	3,660	4,846	17,915	16,729
Sales-type lease adjustment	546	2,474	4,559	2,631
Gain on sale leaseback transaction	—	—	(23,497)	(23,497)
Share-based payments	2,404	2,730	11,859	11,533
Change in fair value of warrants	—	(527)	(527)	—
Adjusted EBITDA	$73,426	$77,376	$339,657	$335,707